Exhibit 16

February 14, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Easy Money Holdings Corporation, which we understand will be filed with the commission, pursuant to Item 4 of
Form 8-K, as part of the company's Form 8-K report for the month of February,
2003.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

Cherry, Bekaert & Holland, L.L.P.

Richmond, Virginia